EXHIBIT 99.1

Contact:	Uzi Sasson
Vice President, Finance & CFO
IXYS Corporation
3540 Bassett Street Santa Clara, California 95054

IXYS Reports Record Profits And Thirteen Consecutive Quarters Of Revenue Growth

Santa Clara, CA. May 18, 2005 — IXYS Corporation (NASDAQ:SYXI) today reported net revenues of $69.0 million for the quarter ended March 31, 2005, which is an increase of 28.6% over the $53.7 million in net revenues for the same quarter in the prior fiscal year.

For the fiscal year ended March 31, 2005, IXYS reported net revenues of $256.6 million, which was a 36.9% increase as compared to $187.4 million in net revenues for the prior fiscal year.

“We are pleased to report our thirteenth consecutive quarter of increased revenues, and our eleventh consecutive quarter of record revenues, with record net quarterly income of $5.8 million and record net yearly income of $16.2 million for our FY05 that just concluded on March 31, 2005. This clearly demonstrated our strong business model that we believe sets us apart from our competition and the majority of the companies in the semiconductor industry, which still faces the challenge of growth with profitability. We have executed our plan of product diversification with power semiconductors and proprietary mixed signal integrated circuits in our traditional industrial, medical and telecommunication markets, combined with an aggressive growth in the consumer market. We ended the March quarter with $78.9 million in backlog, which is our third highest quarterly backlog. Net income for FY05 increased by about $20.7 million over the prior fiscal year,” said Dr. Nathan Zommer, CEO of IXYS. “We have been focusing on bottom line performance, which has also translated to record cash generation of $15.1 million during the year, in spite of investing in R&D and expanding manufacturing capacities in our proprietary wafer fabrication facilities to meet market demand.”

Gross profit was $23.2 million, or 33.6% of net revenues, for the quarter ended March 31, 2005. This represents a 194% increase over gross profit of $7.9 million, or 14.7% percent of net revenues, for the same quarter in the prior fiscal year.

For the fiscal year ended March 31, 2005, gross profit was $79.9 million, or 31.1% of net revenues. This represents an 83.7% increase in gross profit from $43.5 million, or 23.2% of net revenues, for the prior fiscal year.

Net income in the quarter ended March 31, 2005 was $5.8 million ($0.16 per share, diluted), an increased of $10.9 million, as compared to a net loss of $5.2 million (loss of $0.16 per share, diluted) in the quarter ended March 31, 2004.

For the fiscal year ended March 31, 2005, net income was $16.2 million ($0.46 per share, diluted), an increase of $20.7 million, as compared to net loss of $4.4 million (loss of $0.14 per share, diluted) in the prior fiscal year.

Uzi Sasson, Chief Financial Officer of IXYS, said, “We have seen steady and reasonable growth in our revenues. We expect that the June quarter revenues will be flat as compared to those of the March quarter.” Mr. Sasson added, “We continue to assess our internal controls in light of Section 404 of the Sarbanes-Oxley Act.”

IXYS develops and markets primarily high performance power semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunications infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.

Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward looking statements include those regarding backlog, our revenue growth and our expectations for revenues in the June quarter. Actual results may vary materially from those contained in the forward-looking statements, due to unanticipated adverse variations in demand for our products, the cancellation of orders, unexpected technical challenges, difficulties in marketing and selling our products and delays or disruptions in the manufacture of our products. Further information on other risks that could affect IXYS is detailed and included in IXYS’ 10-Q for the quarter ended December 31, 2004, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting IXYS directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$58,299	$43,199
Accounts receivable, net	41,388	33,131
Inventories, net	51,411	48,055
Prepaid expenses and other current assets	4,133	1,710
Deferred income taxes	7,547	7,769

Total current assets	162,778	133,864
Plant and equipment, net	27,814	26,369
Other assets	27,409	28,533
Deferred income taxes	10,091	9,503

Total assets	$228,092	$198,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$2,733	$3,447
Current portion of notes payable to bank	0	800
Accounts payable	12,962	15,277
Accrued expenses and other current liabilities	30,326	18,094

Total current liabilities	46,021	37,618
Capitalized lease and other long term obligations, net of current portion	4,566	3,061
Pension liabilities	12,230	12,059

Total liabilities	62,817	52,738

Common stock	332	331
Additional paid-in capital	151,824	150,617
Notes receivable from stockholders	(355)	(1,388)
Retained earnings	5,490	(10,750)
Accumulated other comprehensive income	7,984	6,721

Stockholders’ equity	165,275	145,531

Total liabilities and stockholders’ equity	$228,092	$198,269

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net revenues	$69,023	$53,676	$256,620	$187,442
Cost of goods sold	45,853	45,805	176,710	143,948

Gross profit	23,170	7,871	79,910	43,494

Operating expenses:
Research, development and engineering	4,431	3,899	18,832	15,811
Selling, general and administrative	9,696	10,049	35,449	32,742

Total operating expenses	14,127	13,948	54,281	48,553

Operating income (loss)	9,043	(6,077)	25,629	(5,059)
Other income (expense), net	(119)	(1,115)	150	(1,014)

Income (loss) before income tax provision	8,924	(7,192)	25,779	(6,073)
Provision (benefit) for income tax expense	3,134	(2,039)	9,539	(1,641)

Net income (loss)	$5,790	($5,153)	$16,240	($4,432)

Net income (loss) per share — basic	$0.18	($0.16)	$0.49	($0.14)

Weighted average shares used in per share calculation — basic	33,034	32,858	33,093	32,434

Net income (loss) per share — diluted	$0.16	($0.16)	$0.46	($0.14)

Weighted average shares used in per share calculation — diluted	35,299	32,858	35,092	32,434

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